UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 28, 2005
COTT CORPORATION
(Exact name of registrant as specified in its charter)

CANADA	000-19914	None

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

207 Queen’s Quay West, Suite 340, Toronto, Ontario	M5J 1A7

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(416) 203-3898

N/A

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.
     On September 29, 2005, Cott Corporation (the “Company”) announced a plan to realign the management of its Canadian and United States businesses to a North American basis (the “Realignment Plan”). Under the new structure, Mark Benadiba, currently the Executive Vice President of Canada and International, will lead North American operations and supply chain functions, and John Dennehy, currently the Vice President of New Business Development for Cott Beverages USA, will lead North American sales and marketing. Gil Arvizu will lead the U.S. sales organization and report to Mr. Dennehy.
     The Company anticipates that, in connection with implementing the Realignment Plan, it will record certain pre-tax charges of $60 to 80 million over the next 12 to 18 months. It is expected that the largest of these charges will be related to asset impairment and that there will also be charges for severance, termination and other costs. The actual amount of the charges and the allocation of these charges to specific categories will depend on the final plan and the performance of the requisite detailed financial analyses.
     When the detailed plans are finalized and the requisite analyses have been prepared, the Company will file an amended Form 8-K after making a determination of its estimates or range of estimates of total charges and the allocation of those charges to specific categories.
     A copy of the press release announcing the Realignment Plan is filed as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 2.06. Material Impairments.
     The information reported in Item 2.05 is hereby incorporated by reference.
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     Effective September 28, 2005, Robert J. Flaherty, Executive Vice President and President of Cott Beverages USA, has left the Company to pursue other interests.
Item 9.01. Financial Statements and Exhibits.
     (d)   Exhibits
     99.1 Press release dated September 29, 2005.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COTT CORPORATION
Date: October 4, 2005	By:	/s/ Clyde Preslar
Clyde Preslar
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Number	Description
99.1	Press release dated September 29, 2005.